EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 29, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Dell Inc.'s Annual Report on Form 10-K for the year ended February 2, 2007. We also consent to the incorporation by reference in this Registration Statement of our report dated December 4, 2007, relating to the financial statements, which appears in the Dell Inc. 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers LLP
Austin, Texas
December 6, 2007